INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Comanche Clean Energy Corporation on Form F-1 of our report dated March 3, 2007, with respect to our audit of the consolidated balance sheet of Comanche Clean Energy Corporation and subsidiaries (the “Company”), a development stage Company, as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, shareholders’ deficit and cash flows for the period from June 8, 2006 (date of inception) to December 31, 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

We also consent to the inclusion in this Amendment No. 3 to the Registration Statement of Comanche Clean Energy Corporation on Form F-1 of our report dated June 30, 2007, with respect to our audit of the balance sheet of Destilaria de Àlcool Simões Ltda. (the “Company”), as of December 31, 2006 and 2005, and the related statements of operations, comprehensive loss, quotaholders´ equity and cash flows for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement.

BDO Trevisan Auditores Independentes

February 14, 2008